UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2026

TANGO THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39485	85-1195036
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Brookline Ave., Suite 901 Boston, MA	02215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 857-320-4900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TNGX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On April 10, 2026, the board of directors (the “Board”) of Tango Therapeutics, Inc. (the “Company”) determined that Daniella Beckman will no longer serve as the Company’s Chief Financial Officer, principal accounting officer and principal financial officer, effective as of April 15, 2026.

Appointment of Chief Financial Officer

On April 10, 2026, the Board appointed Matthew Gall, MBA, 49, as the Company’s Chief Financial Officer and principal financial officer effective as of April 15, 2026.

Mr. Gall previously served as Chief Financial Officer of Kalaris Therapeutics, Inc. from November 2025 to April 2026. Prior to that, Mr. Gall served as the Chief Financial Officer of iTeos Theraputics, Inc., a clinical-stage biopharmaceutical company, from June 2020 to August 2025 and he held various roles at Sarepta Therapeutics, Inc., a commercial-stage biotechnology company, from January 2012 to June 2020. Mr. Gall holds a B.S. in Business Administration from Bowling Green State University and an M.B.A. from The University of Chicago Booth School of Business.

In connection with his appointment as Chief Financial Officer, Mr. Gall entered into an employment agreement with the Company (the “Employment Agreement”), effective April 15, 2026. Pursuant to the terms of the Employment Agreement, Mr. Gall will be entitled to:

•	Annual base salary of $540,000;

•	Target cash bonus opportunity of 40% of his current annual base salary, pro-rated for any partial calendar year of service.

The foregoing description of the terms and conditions of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Mr. Gall has also entered into the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on August 13, 2021.

In connection with his appointment as Chief Financial Officer, Mr. Gall will be granted (i) an option to purchase 240,000 shares of the Company’s common stock under the Company’s 2023 Inducement Plan at an exercise price equal to the closing price of the Company’s common stock as reported on The Nasdaq Global Market on May 1, 2026 , which will vest as to 25% of the shares underlying the option on the one year anniversary of the start of Mr. Gall’s employment, and the remainder vesting in 36 monthly thereafter, and (ii) restricted stock units to acquire 40,000 shares of the Company’s common stock, which shares will vest in three approximately equal annual installments in accordance with Company’s equity incentive policies, in each case, subject to Mr. Gall’s continued employment with the Company.

There are no understandings or arrangements between Mr. Gall and any other person pursuant to which he was appointed as the Company’s Chief Financial Officer. Except as described above, Mr. Gall does not have any material interest in any transaction or proposed transaction in which the Company is or is to be a party. Mr. Gall does not have a family relationship with any other director or executive officer of the Company.

Appointment of Principal Accounting Officer

On April 10, 2026, the Board appointed Jessica Newcomb, 40, to serve as the Company’s principal accounting officer effective as of April 15, 2026.

Ms. Newcomb currently serves as Senior Vice President, Finance at the Company. She joined the Company in August 2022 and previously served as Vice President, Finance. Prior to joining the Company, Ms. Newcomb held roles of increasing responsibility and ultimately as VP, Corporate Controller at Acceleron Pharma, Inc., a biotechnology company that was acquired by Merck & Co, from March 2019 to May 2022. Ms. Newcomb began her career at Ernst & Young LLP. Ms. Newcomb received her B.S. in Business Administration, Accounting, and Marketing and her M.S.A. in Accounting from the Boston College Carroll School of Management. Ms. Newcomb is a certified public accountant in the Commonwealth of Massachusetts.

There are no understandings or arrangements between Ms. Newcomb and any other person pursuant to which she was appointed as the Company’s principal accounting officer. Except as described above, Ms. Newcomb does not have any material interest in any transaction or proposed transaction in which the Company is or is to be a party. Ms. Newcomb does not have a family relationship with any other director or executive officer of the Company.

Item 7.01	Regulation FD Disclosures.

On April 15, 2026, the Company issued a press release announcing the leadership changes described above. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section. Nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in the filing, unless specifically stated so therein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of April 15, 2026 by and between the Company and Matthew Gall.

99.1	Press release, dated April 15, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tango Therapeutics, Inc.

Date: April 15, 2026	/s/ Malte Peters
Malte Peters, M.D.
President and Chief Executive Officer